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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☑

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CAREMARK RX, INC.

(Name of Registrant as Specified In Its Charter)

EXPRESS SCRIPTS, INC.
KEW CORP.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

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☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2) Form, Schedule or Registration Statement No.:

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4) Date Filed:

EXHIBIT INDEX

Exhibit No

99.1	Form of Advertisement published in the Wall Street Journal on February 8, 2007.

99.2	Express Scripts, Inc. press release, dated February 8, 2007.

99.3	Excerpts from Conference Call Transcript, dated February 8, 2007.

THE WALL STREET JOURNAL	Thursday, February 8, 2007
Attention Caremark Rx Inc. Stockholders
VOTE YOUR GOLD PROXY CARD AGAINST
THE PROPOSED CVS TRANSACTION NOW
By denying Express Scripts the opportunity to sit down and talk, the Caremark Board is denying you the opportunity to receive enhanced value for your investment in the Company
CONSIDER THE IMPACT YOUR VOTE HAS ON THE VALUE OF YOUR INVESTMENT
•	A vote for CVS is Destructive. Historically, vertical integrations involving a PBM have resulted in value destruction on average of 36%. The Caremark Board has agreed to sell your company at little to no premium for stockholders, while management benefits tremendously.

•	A vote for CVS is Dilutive—a vote for Less. As a Caremark stockholder, you own a company in a high-growth industry while in the CVS proposal you are being offered currency in a company in the slower-growing retail pharmacy sector. CVS is offering a weaker currency and only a token dividend.

•	A vote for CVS is a Gamble. Caremark’s stated strategy for the CVS merger is unrealistic and the resulting synergies are difficult to support. After more than a year of discussions preceding their agreement, CVS and Caremark revised their synergy numbers three times in three weeks. Curiously, these new numbers were announced after Express Scripts made its offer. CVS and Caremark have also purported “revenue synergies” with unknown, if any, profitability. Furthermore, if CVS and Caremark have identified $500 million of PBM-driven synergies, isn’t it common sense that Express Scripts will be able to generate even more synergies?

•	A vote AGAINST CVS is a vote for Value Creation. Express Scripts has delivered outstanding growth through continuous innovation and execution. We continue to hit on all profit-generating cylinders, producing outstanding results through the greater use of generics, home delivery and specialty pharmacy. The data is dear—horizontal PBM transactions result in value creation on average of 89%. We envision $20 billion in annual generics savings opportunities in the PBM industry and a $70 billion savings opportunity in biogenerics over the next decade.

•	A vote AGAINST CVS is a vote for Much Greater Certainty of Value through a significant cash payment—approximately 50% of the total consideration in the Express Scripts offer. We are also offering Caremark stockholders stronger currency: Express Scripts has significantly outperformed CVS over the last 10 years, with total stockholder returns of 1,531% to 315%, respectively.

•	A vote AGAINST CVS is a vote for a Solid, Proven Plan. Each time Express Scripts has acquired another PBM, the combined business increased in the number of clients beyond what each had previously. Our synergy estimates are sound and based on identifiable and clearly achievable opportunities.
CAREMARK’S RED HERRINGS—YOU CAN’T AFFORD TO TAKE THE BAIT
•	Due Diligence: Since December 18, 2006, Express Scripts has been ready to proceed. However, Caremark has stonewalled, not allowing Express Scripts an opportunity to conduct due diligence. Confirmatory due diligence could have been long completed if Caremark had cooperated, consistent with the best interests of Caremark stockholders. It is ironic that Caremark has raised this customary condition as an issue when its resolution is clearly within Caremark’s own power.

•	Regulatory Approval: The waiting period under Hart-Scott-Rodino will expire on March 8 under the re-filing of notification by Express Scripts. Express Scripts is working with the FTC in seeking to clear the transaction without the need for a second request. Look at what an independent third party has to say:

“We continue to think that ESRX has the upper hand in the competition to acquire Caremark Rx and believe ESRX can get clearance within its expected timeframe (Q3, possibly sooner).”*
(Kemp Dolliver, Cowen and Company, 02.05.07)
•	Express Scripts Stockholder Approval: Express Scripts expects to obtain stockholder approval no later than its upcoming annual meeting.

•	Break-up Fee: Instead of considering all options, Caremark’s Board of Directors is adhering to a highly unusual interpretation of the $675 million break-up fee. Caremark is treating the fee as a “price of admission” for a conversation, rather than as a termination fee that will be paid to Caremark under certain circumstances upon termination of its merger agreement with CVS.

•	Client Growth: In the past three years, Express Scripts has taken more than twice as many clients from Caremark than vice versa. In every prior Express Scripts transaction, the combined client base grew.

•	Financing: The Express Scripts financing is in place and is subject only to standard and customary conditions. Express Scripts has executed a commitment letter with Credit Suisse and Citigroup Corporate and Investment Banking to fully finance the proposed transaction.

•	Caremark Delaware Anti-Takeover Impediments: All impediments can be easily resolved by the Caremark Board; the only roadblock is the Caremark Board.
VOTE YOUR GOLD PROXY CARD AGAINST
THE PROPOSED CVS TRANSACTION NOW

If you have any questions or need assistance in voting the GOLD proxy card AGAINST the proposed
Caremark/CVS merger, please contact our proxy advisor MacKenzie Partners at (800) 322-2885.
Permission to use quotation was neither sought nor obtained.
Safe Harbor Statement
This advertisement contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to: uncertainties associated with our acquisitions, which include integration risks and costs, uncertainties associated with client retention and repricing of client contracts, and uncertainties associated with the operations of acquired businesses; costs and uncertainties and adverse results in litigation, including a number of pending class action cases that challenge certain of our business practices; investigations of certain PBM practices and pharmaceutical pricing, marketing and distribution practices currently being conducted by the U.S. Attorney offices in Philadelphia and Boston, and by other regulatory agencies including the Department of Labor, and various state attorneys general; changes in average wholesale prices (“AWP”), which could reduce prices and margins, including the impact of a proposed settlement in a class action case involving First DataBank, an AWP reporting service; uncertainties regarding the implementation of the Medicare Part D prescription drug benefit, including the financial impact to us to the extent that we participate in the program on a risk-bearing basis, uncertainties of client or member losses to other providers under Medicare Part D, and increased regulatory risk; uncertainties associated with U.S. Centers for Medicare & Medicaid’s (“CMS”) Implementation of the Medicare Part B Competitive Acquisition Program (“CAP”), including the potential loss of clients/revenues to providers choosing to participate in the CAP; our ability to maintain growth rates, or to control operating or capital costs; continued pressure on margins resulting from client demands for lower prices, enhanced service offerings and/or higher service levels, and the possible termination of, or unfavorable modification to, contracts with key clients or providers; competition in the PBM and specialty pharmacy industries, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers; results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations; increased compliance relating to our contracts with the DoD TRICARE Management Activity and various state governments and agencies; the possible loss, or adverse modification of the terms, of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers or interruption of the supply of any pharmaceutical products; the possible loss, or adverse modification of the terms, of contracts with pharmacies in our retail pharmacy network, the use and protection of the intellectual property we use in our business; our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements; our ability to continue to develop new products, services and delivery channels; general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs; increase in credit risk relative to our clients due to adverse economic trends; our ability to attract and retain qualified personnel; other risks described from time to time in our filings with the SEC. Risks and uncertainties relating to the proposed transaction that may impact forward-looking statements include but are not limited to: Express Scripts and Caremark may not enter into any definitive agreement with respect to the proposed transaction; required regulatory approvals may not be obtained in timely manner, if at all; the proposed transaction may not be consummated; the anticipated benefits of the proposed transaction may not be realized; the integration of Caremark’s operations with Express Scripts may be materially delayed or may be more costly or difficult than expected; the proposed transaction would materially increase leverage and debt service obligations, including the effect of certain covenants in any new borrowing agreements. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Important Information
Express Scripts has filed a proxy statement in connection with Caremark’s special meeting of stockholders at which the Caremark stockholders will consider the CVS Merger Agreement and matters in connection therewith. Express Scripts stockholders are strongly advised to read that proxy statement and the accompanying form of GOLD proxy card, as they contain important information. Express Scripts also intends to file a proxy statement in connection with Caremark’s annual meeting of stockholders at which the Caremark stockholders will vote on the election of directors to the board of directors of Caremark. Express Scripts stockholders are strongly advised to read this proxy statement and the accompanying proxy card when they become available, as each will contain important information. Stockholders may obtain each proxy statement, proxy card and any amendments or supplements thereto which are or will be filed with the Securities and Exchange Commission (“SEC”) free of charge at the SEC’s website (www.sec.gov) or by directing a request to MacKenzie Partners, Inc., at 800-322-2885 or by email at expressscripts@mackenziepartners.com. In addition, this material is not a substitute for the prospectus/offer to exchange and registration statement that Express Scripts has filed with the SEC regarding its exchange offer for all of the outstanding shares of common stock of Caremark. Investors and security holders are urged to read these documents, all other applicable documents, and any amendments or supplements thereto when they become available, because each contains or will contain important information. Such documents are or will be available free of charge at the SEC’s website (www.sec.gov) or by directing a request to MacKenzie Partners, Inc., at 800-322-2885 or by email at expressscripts@mackenziepartners.com. Express Scripts and its directors, executive officers and other employees may be deemed to be participants in any solicitation of Express Scripts or Caremark shareholders in connection with the proposed transaction. Information about Express Scripts’ director and executive officers is available in Express Scripts’ proxy statement, dated April 18, 2006, filed in connection with its 2006 annual meeting of stockholders. Additional information about the interests of potential participants is included in the proxy statement filed in connection with Caremark’s special meeting to approve the proposed merger with CVS and will be included in any proxy statement regarding the proposed transaction. We have also filed additional information regarding our solicitation of stockholders with respect to Caremark’s annual meeting on a Schedule 14A pursuant to Rule 14a-12 on January 9, 2007.

Express Scripts Reports Record Fourth Quarter and Full-year 2006 Earnings
Company Raises 2007 Guidance for Both Earnings Per Share and Cash Flow
Announces Increase In Share Repurchase Authorization
ST. LOUIS—(BUSINESS WIRE)—Feb. 8, 2007—Express Scripts, Inc. (Nasdaq: ESRX) announced record fourth quarter net income of $147.2 million, or $1.07 per diluted share, compared to $0.75 per diluted share for the same quarter last year. Excluding non-recurring items in both quarters that are discussed below, earnings per diluted share was $1.02, a 32 percent increase over $0.77 per diluted share last year.
For the year, the Company reported record net income of $474.4 million, or $3.34 per diluted share, compared to $2.68 per diluted share for 2005. Excluding non recurring items in both years, earnings per diluted share was $3.29, a 27 percent increase over $2.60 per diluted share last year.
The Company reported record fourth quarter cash flow from operations of $306.0 million compared to $261.8 million for the same quarter last year. For the year, cash flow from operations was $658.6 million.
“We enjoyed another outstanding year of record performance, solidifying our position as the industry leader in generic utilization,” stated George Paz, president, chief executive officer and chairman. “Our formulary strategy reinforces our business model, which is built around alignment of interests with plan sponsors and patients. We believe this better positions our clients to take advantage of the wave of generics that are coming to the marketplace over the next several years. As a result of aligned interests, the more we help clients and patients save on prescription drugs, the better we perform.”
“Our strong fourth quarter results reflect the success of our business model and our confidence that we have built a solid platform for growth in 2007 and beyond,” added Paz. “Our proposed acquisition of Caremark represents an exciting opportunity for us and a reaffirmation of our confidence in this industry. By utilizing the best talents and resources from both companies, clients will benefit from the leadership position in generic utilization and other drug cost management programs. Advantages in these areas will allow us to provide even greater savings to our plan sponsors and patients.”
Fourth Quarter Review
Generic utilization reached a record 59.7 percent compared to 55.4 percent last year. Total adjusted claims for the quarter were 130.0 million. Retail network claims processed in the fourth quarter were 97.8 million, home delivery claims were 10.3 million, and Specialty and Ancillary Services (“SAAS”) claims were 1.3 million.

Gross profit for the fourth quarter increased 14 percent to a record $414.5 million from $364.3 million last year. The increase reflects higher generic utilization and lower retail and home delivery drug purchasing costs. Gross profit per adjusted claim was a record $3.19, a 26 percent increase over $2.53 for the same quarter last year.
Operating income increased 24 percent to $242.4 million from $195.3 million last year. The SAAS segment showed solid sequential growth from the third quarter, generating $20.1 million of operating income. This sequential improvement was a result of new business that began in the fourth quarter, seasonal increases in certain products, and a reduction in expense levels. The Company believes it is well-positioned to capitalize on the growth opportunities inherent in the specialty marketplace.
Higher generic utilization and lower retail and home delivery drug purchasing costs translated into strong EBITDA growth. EBITDA increased 22 percent to $267.7 million from $220.0 million last year. EBITDA per adjusted claim set a record at $2.06, a 35 percent increase over $1.53 in the fourth quarter of 2005.
In the fourth quarter of 2006, the Company recorded income taxes of $72.1 million, which reflects a non-recurring benefit of $7.3 million, or $0.05 per diluted share. The reduction in taxes is primarily related to the impact of changes in effective state tax rates. In the fourth quarter of 2005, the Company recorded a non-recurring charge of $3.8 million, or $0.02 per diluted share due to the early retirement of debt.
Full-year 2006 Review
Generic utilization increased to 57.6 percent from 54.4 percent last year. Total adjusted claims for 2006 were 519.6 million, down 8 percent from last year, which is consistent with our guidance of an 8 to 10 percent decline. Network pharmacy claims processed were 390.3 million, home delivery prescriptions were 41.2 million, and SAAS claims were 5.7 million.
Gross profit for 2006 increased 25 percent to $1,497.0 million, from $1,199.2 million in 2005, while gross profit per adjusted claim increased 35 percent to $2.88 from $2.13. Operating income increased 28 percent to $824.1 million from $643.1 million last year. EBITDA increased 27 percent to $925.1 million from $727.5 million last year, and on a per adjusted claim basis, EBITDA was $1.78, a 38 percent increase over 2005.
As discussed above, the Company’s income taxes for 2006 reflect a non-recurring benefit of $7.3 million, or $0.05 per diluted share. In 2005, the Company recorded a non-recurring charge of $3.8 million for the early retirement of debt in addition to non-recurring income tax benefits of $14.0 million. These non-recurring items in 2005 resulted in a net benefit of $0.08 per diluted share.
2007 Earnings Guidance
As a result of strong underlying trends including higher generic utilization, stronger than expected claims volume, and lower retail and home delivery drug purchasing costs, the Company is raising its 2007 earnings guidance. Express Scripts is increasing its previous 2007 diluted earnings per share guidance from a range of $3.90 to $4.02 to a range of $4.08 to $4.20. In addition, diluted earnings per share for the first quarter of 2007 is expected to be in a range of $0.90 to $0.95, an increase from the previous guidance range of $0.85 to $0.90. The Company is also increasing its guidance on cash flow from operations in 2007 from a range of $650 to $750 million to a range of $700 to $800 million. We are expecting cash flow from operations for the first quarter of 2007 to be in a range of $110 to $150 million. This 2007 guidance assumes Express Scripts’ stand alone performance, and specifically excludes the financial impact of either a completed acquisition or an unsuccessful effort to be the acquirer of Caremark.
“Our 2007 guidance demonstrates our confidence in our business model, which emphasizes alignment of interests with plan sponsors and patients,” noted Paz. “In addition, many have asked what the Company will do if the Caremark stockholders ultimately do not agree with our position that the Express Scripts offer for Caremark is the superior offer. I have said many times that we are bullish on the PBM industry and bullish on our ability to compete successfully against a conflicted, vertical CVS/Caremark combination.”
“Without question, our first choice is to successfully complete the acquisition of Caremark as our best option for taking advantage of what we believe will be a favorable environment for PBMs,” stated Paz. “However, our next best option would be to leverage our substantial financial flexibility to repurchase our stock. Accordingly, our Board has approved an increase in our share repurchase authorization, which will enable us to repurchase up to 14.1 million shares, or $1 billion, whichever occurs first. If the Caremark stockholders vote in favor of the CVS proposal to acquire Caremark, we intend to promptly commence this share repurchase.”
Express Scripts, Inc. is one of the largest PBM companies in North America, providing PBM services to over 50 million members through thousands of client groups, including managed-care organizations, insurance carriers, employers, third-party administrators, public sector, and union-sponsored benefit plans.
Express Scripts provides integrated PBM services, including network-pharmacy claims processing, home delivery services, benefit-design consultation, drug-utilization review, formulary management, disease management, and medical- and drug-data analysis services. The Company also distributes a full range of injectable and infusion biopharmaceutical products directly to patients or their physicians, and provides extensive cost-management and patient-care services.
Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.
SAFE HARBOR STATEMENT
This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:
•	uncertainties associated with our acquisitions, which include integration risks and costs, uncertainties associated with client retention and repricing of client contracts, and uncertainties associated with the operations of acquired businesses

•	costs and uncertainties of adverse results in litigation, including a number of pending class action cases that challenge certain of our business practices

•	investigations of certain PBM practices and pharmaceutical pricing, marketing and distribution practices currently being conducted by the U.S. Attorney offices in Philadelphia and Boston, and by other regulatory agencies including the Department of Labor, and various state attorneys general

•	changes in average wholesale prices (“AWP”), which could reduce prices and margins, including the impact of a proposed settlement in a class action case involving First DataBank, an AWP reporting service

•	uncertainties regarding the implementation of the Medicare Part D prescription drug benefit, including the financial impact to us to the extent that we participate in the program on a risk-bearing basis, uncertainties of client or member losses to other providers under Medicare Part D, and increased regulatory risk

•	uncertainties associated with U.S. Centers for Medicare & Medicaid’s (“CMS”) implementation of the Medicare Part B Competitive Acquisition Program (“CAP”), including the potential loss of clients/revenues to providers choosing to participate in the CAP

•	our ability to maintain growth rates, or to control operating or capital costs

•	continued pressure on margins resulting from client demands for lower prices, enhanced service offerings and/or higher service levels, and the possible termination of, or unfavorable modification to, contracts with key clients or providers

•	competition in the PBM and specialty pharmacy industries, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers

•	results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations

•	increased compliance relating to our contracts with the DoD TRICARE Management Activity and various state governments and agencies

•	the possible loss, or adverse modification of the terms, of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers or interruption of the supply of any pharmaceutical products

•	the possible loss, or adverse modification of the terms, of contracts with pharmacies in our retail pharmacy network

•	the use and protection of the intellectual property we use in our business

•	our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements

•	our ability to continue to develop new products, services and delivery channels

•	general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs

•	increase in credit risk relative to our clients due to adverse economic trends

•	our ability to attract and retain qualified personnel

•	other risks described from time to time in our filings with the SEC

Risks and uncertainties relating to the proposal to acquire the outstanding stock of Caremark or the related exchange offer that may impact forward-looking statements include but are not limited to:
•	Express Scripts and Caremark may not enter into any definitive agreement with respect to the proposed transaction

•	required regulatory approvals may not be obtained in a timely manner, if at all

•	the proposed transaction may not be consummated

•	the anticipated benefits of the proposed transaction may not be realized

•	the integration of Caremark’s operations with Express Scripts may be materially delayed or may be more costly or difficult than expected

•	the proposed transaction would materially increase leverage and debt service obligations, including the effect of certain covenants in any new borrowing agreements.
We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Important Information
Express Scripts has filed a proxy statement in connection with Caremark’s special meeting of stockholders at which the Caremark stockholders will consider the CVS Merger Agreement and matters in connection therewith. Express Scripts stockholders are strongly advised to read that proxy statement and the accompanying form of GOLD proxy card, as they contain important information. Express Scripts also intends to file a proxy statement in connection with Caremark’s annual meeting of stockholders at which the Caremark stockholders will vote on the election of directors to the board of directors of Caremark. Express Scripts stockholders are strongly advised to read this proxy statement and the accompanying proxy card when they become available, as each will contain important information. Stockholders may obtain each proxy statement, proxy card and any amendments or supplements thereto which are or will be filed with the Securities and Exchange Commission (“SEC”) free of charge at the SEC’s website (www.sec.gov) or by directing a request to MacKenzie Partners, Inc., at 800-322-2885 or by email at expressscripts@mackenziepartners.com.
In addition, this material is not a substitute for the prospectus/offer to exchange and registration statement that Express Scripts has filed with the SEC regarding its exchange offer for all of the outstanding shares of common stock of Caremark. Investors and security holders are urged to read these documents, all other applicable documents, and any amendments or supplements thereto when they become available, because each contains or will contain important information. Such documents are or will be available free of charge at the SEC’s website (www.sec.gov) or by directing a request to MacKenzie Partners, Inc., at 800-322-2885 or by email at expressscripts@mackenziepartners.com.
Express Scripts and its directors, executive officers and other employees may be deemed to be participants in any solicitation of Express Scripts or Caremark shareholders in connection with the proposed transaction. Information about Express Scripts’ directors and executive officers is available in Express Scripts’ proxy statement, dated April 18, 2006, filed in connection with its 2006 annual meeting of stockholders. Additional information about the interests of potential participants is included in the proxy statement filed in connection with Caremark’s special meeting to approve the proposed merger with CVS and will be included in any proxy statement regarding the proposed transaction. We have also filed additional information regarding our solicitation of stockholders with respect to Caremark’s annual meeting on a Schedule 14A pursuant to Rule 14a-12 on January 9, 2007.
FINANCIAL TABLES FOLLOW

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Statement of Operations

	Three months ended		Twelve months ended
	December 31,		December 31,
(in millions, except per share data)	2006	2005	2006	2005

Revenues (1)	$4,528.7	$4,581.0	$17,660.0	$16,212.0
Cost of revenues (1)	4,114.2	4,216.7	16,163.0	15,012.8

Gross profit	414.5	364.3	1,497.0	1,199.2
Selling, general and administrative	172.1	169.0	672.9	556.1

Operating income	242.4	195.3	824.1	643.1

Other (expense) income :
Undistributed loss from joint venture	(0.4)	(0.5)	(1.6)	(2.4)
Interest income	2.4	3.6	13.7	11.2
Interest expense	(25.1)	(22.7)	(95.7)	(37.2)

	(23.1)	(19.6)	(83.6)	(28.4)

Income before income taxes	219.3	175.7	740.5	614.7
Provision for income taxes	72.1	64.6	266.1	214.6

Net income	$147.2	$111.1	$474.4	$400.1

Basic earnings per share	$1.09	$0.76	$3.39	$2.72

Weighted average number of common shares outstanding during the period — Basic EPS	135.5	145.5	139.8	146.8

Diluted earnings per share	$1.07	$0.75	$3.34	$2.68

Weighted average number of common shares outstanding during the period - Diluted EPS	137.4	148.4	142.0	149.5

(1)	Excludes estimated retail pharmacy co-payments of $966.1 and $1,464.6 for the three months ended December 31, 2006 and 2005, respectively, and $4,175.3 and $5,821.8 for the twelve months ended December 31, 2006 and 2005, respectively. These are amounts we instructed retail pharmacies to collect from members. We have no information regarding actual co-payments collected.

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Balance Sheet

	December 31,	December 31,
(in millions, except share data)	2006	2005

Assets
Current assets:
Cash and cash equivalents	$131.0	$477.9
Receivables, net	1,334.4	1,393.2
Inventories	194.6	273.4
Deferred taxes	90.9	53.1
Prepaid expenses and other current assets	21.2	59.8

Total current assets	1,772.1	2,257.4
Property and equipment, net	201.4	201.3
Goodwill	2,686.0	2,700.1
Other intangible assets, net	378.4	303.3
Other assets	70.2	31.4

Total assets	$5,108.1	$5,493.5

Liabilities and Stockholders’ Equity
Current liabilities:
Claims and rebate payable	$1,275.7	$1,380.0
Accounts payable	583.4	596.5
Accrued expenses	390.2	308.7
Current maturities of long-term debt	180.1	110.0

Total current liabilities	2,429.4	2,395.2
Long-term debt	1,270.4	1,400.5
Other liabilities	283.4	233.0

Total liabilities	3,983.2	4,028.7

Stockholders’ equity:
Preferred stock, $0.01 par value per share, 5,000,000 shares authorized, and no shares issued and outstanding	—	—
Common stock, 650,000,000 and 275,000,000 shares authorized, respectively, $0.01 par value; shares issued: 159,442,000 and 159,499,000, respectively; shares outstanding: 135,650,000 and 145,993,000, respectively	1.6	1.6
Additional paid-in capital	495.3	473.5
Unearned compensation under employee compensation plans	—	(5.8)
Accumulated other comprehensive income	11.9	9.8
Retained earnings	2,017.3	1,542.9

	2,526.1	2,022.0
Common stock in treasury at cost, 23,792,000 and 13,506,000 shares, respectively	(1,401.2)	(557.2)

Total stockholders’ equity	1,124.9	1,464.8

Total liabilities and stockholders’ equity	$5,108.1	$5,493.5

EXPRESS SCRIPTS, INC.
Unaudited Condensed Consolidated Statement of Cash Flows

	Twelve months ended
	December 31,
(in millions)	2006	2005

Cash flow from operating activities:
Net income	$474.4	$400.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	101.0	84.4
Non-cash adjustments to net income	53.1	53.2
Tax benefit relating to employee stock compensation	—	35.6
Net changes in operating assets and liabilities	30.1	219.6

Net cash provided by operating activities	658.6	792.9

Cash flows from investing activities:
Purchases of property and equipment	(66.8)	(59.8)
Acquisitions, net of cash acquired and investment in joint venture	0.1	(1,310.6)
Purchase of marketable securities	(31.5)	(0.3)
Other	(2.8)	2.1

Net cash used in investing activities	(101.0)	(1,368.6)

Cash flows from financing activities:
Proceeds from long-term debt	—	1,600.0
Repayment of long-term debt	(110.1)	(473.6)
Proceeds from (repayments of) revolving credit line, net	50.0	(50.0)
Tax benefit relating to employee stock compensation	30.4	—
Treasury stock acquired	(906.8)	(220.4)
Net proceeds from employee stock plans	32.2	40.0
Deferred financing fees	(0.4)	(9.5)
Other	—	0.5

Net cash (used in) provided by financing activities	(904.7)	887.0

Effect of foreign currency translation adjustment	0.2	0.6

Net (decrease) increase in cash and cash equivalents	(346.9)	311.9
Cash and cash equivalents at beginning of period	477.9	166.0

Cash and cash equivalents at end of period	$131.0	$477.9

EXPRESS SCRIPTS, INC.
(in millions, except per claim, per share and ratio data)
Table 1
Unaudited Operating Statistics

	3 months	3 months	3 months
	ended	ended	ended
	12/31/2006	9/30/2006	6/30/2006

Revenues
PBM(1)	3,626.3	3,465.1	3,528.4
SAAS	902.4	865.1	892.7

Total consolidated revenues	4,528.7	4,330.2	4,421.1

Claims Detail
Network(2)	97.8	93.2	96.9
Home delivery	10.3	10.2	10.4

Total PBM claims	108.1	103.4	107.3

Adjusted PBM claims(3)	128.7	123.8	128.1

SAAS claims(4)	1.3	1.3	1.5

Total adjusted claims(5)	130.0	125.1	129.6

Per Adjusted Claim
Gross profit	$3.19	$2.99	$2.81
EBITDA(6)	$2.06	$1.84	$1.69

	3 months	3 months
	ended	ended
	3/31/2006	12/31/2005

Revenues
PBM(1)	3,506.6	3,673.7
SAAS	873.4	908.4

Total consolidated revenues	4,380.0	4,582.1

Claims Detail
Network(2)	102.4	111.1
Home delivery	10.3	10.3

Total PBM claims	112.7	121.4

Adjusted PBM claims(3)	133.3	142.0

SAAS claims(4)	1.6	1.8

Total adjusted claims(5)	134.9	143.8

Per Adjusted Claim
Gross profit	$2.55	$2.53
EBITDA(6)	$1.55	$1.53
Selected Ratio Analysis
Table 2

	As of	As of	As of
	12/31/2006	9/30/2006	6/30/2006

Debt to EBITDA ratio(7)	1.6x	1.9x	2.1x
EBITDA interest coverage(8)	9.7x	9.4x	11.5x
Operating cash flow interest	6.9x	6.6x	9.3x
coverage(9)
Debt to capitalization(10)	56.3%	62.7%	62.4%

	As of	As of
	3/31/2006	12/31/2005

Debt to EBITDA ratio(7)	1.9x	2.1x
EBITDA interest coverage(8)	14.7x	19.6x
Operating cash flow interest coverage(9)	13.2x	21.4x
Debt to capitalization(10)	47.6%	50.8%
See Notes to Unaudited Operating Statistics and Selected Ratio Analysis

Unaudited Earnings Excluding Non-recurring Items
Table 3

	3 months	3 months	12 months	12 months
	ended	ended	ended	ended
	12/31/2006	12/31/2005	12/31/2006	12/31/2005
Reported income before taxes	$219.3	$175.7	$740.5	$614.7
Charge for early retirement of debt	—	3.8	—	3.8

Income before tax excluding net charges	219.3	179.5	740.5	618.5

Provision for income taxes	72.1	65.9	266.1	215.9
Tax benefit from change in tax rates	7.3	—	7.3	—
Tax benefit from subsidiary losses	—	—	—	3.8
Prior periods’ tax benefit from state tax planning strategies	—	—	—	10.2

Adjusted provision for income taxes	79.4	65.9	273.4	229.9

Adjusted net income	$139.9	$113.6	$467.1	$388.6

Weighted average number of shares outstanding during period — diluted	137.4	148.4	142.0	149.5

Diluted earnings per share excluding non-recurring items	$1.02	$0.77	$3.29	$2.60

Diluted earnings per share as reported	$1.07	$0.75	$3.34	$2.68

Impact of non- recurring items	$0.05	$(0.02)	$0.05	$0.08

The Company is providing diluted earnings per share excluding the impact of certain charges in order to compare the underlying financial performance to prior periods.

Return on Invested Capital (“ROIC”)
Table 4

	2006	2005

Operating income	$824.1	$643.1
Income tax	304.3	239.2

Net operating profit after tax (“NOPLAT”)	$519.8	$403.9

Stockholders’ equity	$1,124.9	$1,464.8
Interest bearing liabilities	1,450.5	1,510.5
Long-term deferred income taxes, net	256.8	208.7

Invested capital	$2,832.2	$3,184.0

Average invested capital	$3,008.1	$2,485.0

ROIC	17.3%	16.3%

EXPRESS SCRIPTS, INC.
Notes to Unaudited Operating Statistics and Selected Ratio Analysis
(in millions)
(1) In prior quarters, we have reclassified certain amounts deemed immaterial between PBM revenue and PBM cost of revenue. There is no effect on Consolidated Gross Profit.
(2) Network claims exclude drug formulary only claims where we only administer the clients formulary and approximately 0.5 million manual claims per quarter.
(3) PBM adjusted claims represent network claims plus mail claims, which are multiplied by 3, as mail claims are typically 90 day claims and network claims are generally 30 day claims. Adjusted claims calculated from the table may differ due to rounding.
(4) Specialty and Ancillary Services (SAAS) claims are an accumulation of PBS claims and Specialty claims. PBS claims represent the distribution of pharmaceuticals through Patient Assistance Programs and the distribution of pharmaceuticals where we have been selected by the pharmaceutical manufacturer as part of a limited distribution network. Specialty claims represent the distribution of specialty drugs through our CuraScript subsidiary. Prior periods have been recast to reflect current presentation.
(5) Total adjusted claims includes PBM adjusted claims plus SAAS claims.
(6) The following is a reconciliation of EBITDA to net income and to net cash provided by operating activities as the Company believes they are the most directly comparable measures calculated under Generally Accepted Accounting Principles:

	3 months ended		12 months ended
	December 31,		December 31,
	2006	2005	2006	2005
Net income	$147.2	$111.1	$474.4	$400.1
Income taxes	72.1	64.6	266.1	214.6
Depreciation and amortization(a)	25.3	24.7	101.0	84.4
Interest expense, net	22.7	19.1	82.0	26.0
Undistributed loss from joint venture	0.4	0.5	1.6	2.4

EBITDA	267.7	220.0	925.1	727.5
Current income taxes	(75.0)	(51.4)	(258.2)	(196.3)
Interest expense less amortization	(22.2)	(14.7)	(80.0)	(20.9)
Undistributed loss from joint venture	(0.4)	(0.5)	(1.6)	(2.4)
Other adjustments to reconcile net income to net cash provided by operating activities	135.9	108.4	73.3	285.0

Net cash provided by operating activities	$306.0	$261.8	$658.6	$792.9

EBITDA is earnings before other income (expense), interest, taxes, depreciation and amortization, or operating income plus depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of a company’s ability to service indebtedness and is frequently used to evaluate a company’s performance. EBITDA, however, should not be considered as an alternative to net income, as a measure of operating performance, as an alternative to cash flow, as a measure of liquidity or as a substitute for any other measure computed in accordance with accounting principles generally accepted in the United States. In addition, our definition and calculation of EBITDA may not be comparable to that used by other companies.

(a) Includes depreciation and amortization expense of:
Gross profit	8.9	10.6	35.8	37.6
Selling, general and administrative	16.4	14.1	65.2	46.8

	25.3	24.7	101.0	84.4

(7) Represents debt as of the balance sheet date divided by EBITDA for the twelve months ended.
(8) Represents EBITDA for the twelve months ended divided by interest for the twelve months ended.
(9) Represents Operating Cash Flow for the twelve months ended divided by interest for the twelve months ended.
(10) Represents debt divided by the total of debt and stockholders equity.

Set forth below are excerpts from the conference call presented by David Myers, Vice President, Investor Relations of Express Scripts, Inc., Ed Stiften, Senior Vice President and Chief Financial Officer of Express Scripts, Inc. and George Paz, President and Chief Executive Officer of Express Scripts, Inc. on February 8, 2007, which excerpts relate to the potential combination of the Express Scripts, Inc. and Caremark Rx, Inc.:
EXCERPT 1:
David Myers — Express Scripts, Inc. — VP, IR
Also, Express Scripts has filed a Proxy statement, in connection with Caremark’s special meeting of stockholders, at which Caremark stockholders will consider the CVS merger agreement, and matters in connection therewith. Express Scripts stockholders are strongly advised to read the proxy statement and the accompanying form, a gold proxy card, as they contain important information. Express Scripts also intends to file a proxy statement in connection with Caremark’s Annual Meeting of stockholders, at which the Caremark stockholders will vote on the election of Directors for the Board of Directors at Caremark. Express Scripts stockholders are strongly advised to read this proxy statement and the accompanying proxy card when they become available, as each will contain important information.
Stockholders may obtain each proxy statement, proxy card and any amendments or supplements thereto, which are or will be filed with the SEC free of charge, at the SEC’s website at SEC.gov, or by directing your request to MacKenzie Partners Inc. at 800-322-2885, or by e-mail at Express-Scripts@McKenziepartners.com. In addition, this material is not a substitute for the prospectus, offered exchange, and registration statements that Express Scripts has filed with the SEC regarding it’s exchange offer for all of the outstanding shares of common stock of Caremark.
Investors and security holders are urged to read these documents, all other applicable documents, and any amendments or supplements thereto, when they become available, because each contain or will contain important information. Such documents are or will be available free of charge at the SEC’s Website, SEC.gov, or by directing a request to McKenzie Partners. Express Scripts and it’s Directors, Executive Officers, and other employees may be deemed to be participants in any solicitations of Express Scripts or Caremark shareholders in connection with the proposed transaction.
Information about Express Scripts Directors and Executive Officers is available in Express Scripts proxy statement dated April 18, ‘06, filed in connection with it’s 2006 Annual Meeting of stockholders. Additional information about the interest of additional participants is included in the proxy statement filed in connection with Caremark’s special meeting to approve the proposed merger of CVS, and will be included in any proxy statement regarding the proposed transaction. We have also filed additional information regarding our solicitation of stockholders with respect to Caremark’s Annual Meeting on a Schedule 14-A pursuant to Rule 14-A-12 on January 9, 2007.

EXCERPT 2:
George Paz — Express Scripts, Inc. — President, CEO
We see tremendous opportunities in the Specialty marketplace by implementing trend management tools, which will keep our clients better managed, allow our clients to better manage the high cost of Specialty drugs. We are bullish on the PBM marketplace, and believe we have considerable room to run in generics, home delivery, and Specialty Pharmacy.
This enthusiasm for our space is why we announced in late December our offer to acquire Caremark. Our preference from the start would have been to sit down and discuss our offer with Caremark’s Board of Directors and senior management. We believe that Caremark’s stockholders would benefit from what was, and still is a clearly superior offer to the proposed acquisition of Caremark by CVS. We hope that Caremark’s Board and management would work with us to complete a combination, that would create a far stronger company for our respective stockholders, plan sponsors, and patients.
Unfortunately, Caremark has chosen not to talk to us, and instead has gone to unusual lengths to defend its transaction with CVS. The deal they have signed up with CVS offers their stockholders less value, and is predicated on a model of vertical integration, that has failed time and time again in health care in general, and in the PBM industry in particular.
In contrast, the Express Scripts offer delivers greater and more certain value to Caremark stockholders, and is based on a proven model of horizontal integration. Fortunately, Caremark stockholders have an opportunity to make their own choice about the inferior CVS proposal. We have continued to proceed forward, so that we can consummate our transaction with Caremark, and have taken a number of tangible and important steps.
We have committed financing. We commenced an exchange offer to take our offer directly to Caremark’s stockholders. We nominated a slate of Board Directors to Caremark’s Board, and we refiled notification on our HSR, seeking to clear the transaction without a second request. At every step of the way, we have kept the door open for Caremark’s Board and management to speak to us, about the value we know can be realized from combining our companies.
Without question, our first choice is to successfully complete the acquisition of Caremark, as our best option for taking advantage of what we believe will be a favorable environment for PBMs. However, our next best option would be to leverage our substantial financial flexibility to repurchase our stock.
Accordingly, our Board has approved an increase in our share repurchase authorization, which will enable us to repurchase up to 14.1 million shares, or $1 billion, whichever occurs first. If the Caremark stockholders vote in favor of the CVS proposal to acquire Caremark, we intend to promptly commence this share repurchase program. We urge Caremark stockholders to vote against the CVS proposal to protect the value of their interest. We are confident that an Express Scripts/Caremark combination offers Caremark stockholders greater value today and in the future.

EXCERPT 3:
Matt Perry — Wachovia Securities — Analyst
Good morning. Not sure if you want to answer this question, but I’m going to ask it anyway. Your press release, when you talk about if the attempted acquisition of Caremark is not successful, you will promptly, based on Caremark shareholders’ vote, you will promptly buy back your stock. Does that at all imply you are satisfied with your offer as it stands now? Does it preclude changing that offer, I guess is my question?
George Paz — Express Scripts, Inc. — President, CEO
Well, we never exclude any of our options. But I will tell you that if you are buying Express Scripts today, you are buying a stock based on yesterday’s close, that was trading at now today’s guidance, had a significant discount to our growth rate, it is somewhere in that 0.6 to 0.7 peg ratio, where historically we have traded much, much higher than that. Our PEs are very low relative to our historical PE in the 20s or low 20s.
For us, we believe that our stock is significantly undervalued. And so I think that the Caremark shareholders, are readily getting a very good offering in that, one, the synergies we can produce as a combined company are both proven in our industry, and well documented in our industry of putting together two horizontal companies. In addition, they are getting the certainty of cash. So they know the value of one element of our offering.
And second, not only are you getting the growth rate of a PBM, which has far exceeded the growth rate of the retail drugstore chains over the last five years, or over the last ten years for that matter, in addition to that, you are getting a significantly undervalued Express Scripts stock.
So you should get the normal ramp-up in stock price as it returns to its historical PE level, plus tremendous growth opportunities that should exist in this business, as we look out to the future. We are not precluding anything, but we believe that our offer is a far superior offer than that which is put in front of the Caremark shareholders, vis-a-vis a CVS offer.
Matt Perry — Wachovia Securities — Analyst
Okay, that’s helpful. Can you care to comment at all on reactions, as you have talked to your investors and PBM industry investors, on their reaction to the offer to buy Caremark?
George Paz — Express Scripts, Inc. — President, CEO
I have talked to both clients and to investors, and personally I have not heard negatives.
When you look at when Caremark bought Advanced PCS, and for that matter when Advanced bought PCS, we saw nice stock value appreciations in our industry. You go back to 1988 when I was the Chief Financial Officer of this Company, we bought Value Rx, we had significant stock appreciation, and significant synergies that came out of that transaction. A year later, we bought DPS, and the facts repeated themselves. Several years after that, we bought MPA, and again we saw significant success.
So I think that if you look at our industry, there is a tremendous track record of success in putting together PBMs in our space. I think that the harder question is around a vertical integration, and trying to understand with the workloads that pharmacists have today standing behind a counter, how easy is it really going to be to implement plan design changes? And once you go through the process, I believe pharmacists are professional individuals, who will do the best thing they can for their plan sponsors provided they have the time.
It’s hard for me to believe that a pharmacist will, if 20% of Caremark’s business is at CVS, I’m guessing that number, but I believe the pharmacist, if trained and has the time, the latter would be very difficult, but if they have the time to influence those changes, why would they only do it for the Caremark clients? Why would they only take care of one out of every five patients? Why wouldn’t they help move the Medco patients, the Express Scripts patients, the Wellpoint patients, The Cigna patients, the Aetna patients, the myriad of different PBMs that are out there administering benefits, and help all of them together, so that member would save money, and get the best clinical opportunities. I think the pharmacist at the retail chain should be doing that job irrespective of the ownership change and we would be excited to see those things come about. It would improve profitability for all the PBMs.

Matt Perry — Wachovia Securities — Analyst
If I could squeeze one last question in. Since you have made the offer for Caremark, has your relationship with CVS as part of your network changed in any way?
George Paz — Express Scripts, Inc. — President, CEO
No. I think that CVS is a quality provider. There has been a little bit of dirt thrown around and I’m really sad to see that. I think that CVS a good provider, Walgreens is a good provider. Our job is to try to pit the providers against each other, to reach the maximum discounts for our plan sponsors. So we work day-in and day-out.
Our people in our supply chain management area work continuously with the CVS people in trying to make sure that we are working together to improve health outcomes, and drive down costs for our plan sponsors. I haven’t heard of any, nor have I seen any disruptions with respect to our CVS relationship.
Matt Perry — Wachovia Securities — Analyst
Okay. Thank you very much.

EXCERPT 4:
George Paz — Express Scripts, Inc. — President, CEO
Okay. Well, we definitely appreciate everyone’s time for joining us today. Keep in mind that there is a gold proxy card out there, and just so we don’t lose sight of this, we are also a Caremark shareholder, and you can guess how I’m going to bet my Caremark shares.
I would certainly appreciate your support in voting against the CVS transaction. So I look forward to talking to you all in the future and thank you very much. Bye-bye.